MedWorth Acquisition Corp. Completes Sale of Additional Common Shares

MIAMI, FL, July 8, 2013 (GlobeNewswire) – MedWorth Acquisition Corp. (MWRX), a newly-formed blank check company focused on the U.S. specialty pharmacy, infusion pharmacy and drug distribution sectors (the "Company"), announced today that it has completed the sale of an additional 990,000 shares of common stock (the “Additional Shares”) pursuant to the July 3, 2013 exercise in full of the over-allotment option granted to EarlyBirdCapital, Inc. (“EBC”), the lead underwriter of the Company’s initial public offering (“IPO”) of 6,600,000 shares of common stock, which closed on July 2, 2013. The Additional Shares were sold at the offering price of $8.00 per share, generating gross proceeds to the Company of $7,920,000, and proceeds net of the underwriters' discount of $7,642,800. Simultaneously with the closing of the sale of the Additional Shares, the Company raised, via private placement, an additional $633,600 through the sale of an additional 79,200 shares (at $8.00 per share) to Anthony Minnuto, the Company’s Chairman.

The Company deposited all of the net proceeds of these sales, or $8,276,400, into the trust account holding its IPO proceeds at UBS Financial Services, Inc. (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the Trust Account except under certain limited circumstances as described in the final prospectus relating to the IPO. As of July 8, 2013, the Company holds a total of $63,452,400 in the Trust Account, or $8.36 per share.

MedWorth Acquisition Corp. is a newly-formed blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. The Company's efforts to identify an initial prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search on companies operating in the U.S. healthcare market, with specific focus on the specialty pharmacy, infusion pharmacy and drug distribution sectors.

Copies of the final prospectus relating to the IPO may be obtained for free by visiting the U.S. Securities and Exchange Commission’s website at http://www.sec.gov. Alternatively, a copy of the final prospectus relating to the IPO may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, New York 10016.

Registration statements relating to the initial public offering were filed and declared effective by the Securities and Exchange Commission on June 26, 2013 and June 27, 2013. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All questions and inquiries for further information should be directed to Charles F. Fistel, Chief Executive Officer, and Stephen B. Cichy, President, of the Company. They can be reached via telephone at 305-347-5180.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.